FOR IMMEDIATE RELEASE

TOWNSQUARE MEDIA ACQUIRES WE FEST
World’s Largest Country Music and Camping Festival

Greenwich, CT - November 3, 2014 - Townsquare Media, Inc. (NYSE: TSQ) has acquired WE Fest, the world’s largest country music and camping festival.
Founded in 1983 and based in Detroit Lakes, MN, WE Fest has grown into an annual destination event, drawing attendees from 48 states. Located at the Soo Pass Ranch, a picturesque 500 acre lakefront facility comprised of a natural amphitheater and more than 9,000 campsites, the festival welcomed approximately 45,000 people each day in 2014 and has featured some of the biggest stars in country music including Jason Aldean, Brad Paisley, Zac Brown Band, Florida Georgia Line, Kenny Chesney, Carrie Underwood and Eric Church.  The Country Music Association has twice nominated WE Fest for Best Special Event.

With this purchase, Townsquare Media further strengthens its focus on and commitment to country music: first as the producer and promoter of ten large-scale country music events which collectively reach an audience of nearly 350,000 attendees, including Country Jam in Grand Junction, CO; the Taste of Country Music Festival at Hunter Mountain; Headwaters Country Jam in Three Forks, MT; WYRK’s Taste of Country in Buffalo, NY; and WGNA’s CountryFest in Albany, NY; second, as the owner and publisher of tasteofcountry.com and theBoot.com, the leading country music digital destinations based on web traffic and, finally, as the owner and operator of more than 46 market-leading country music radio stations and companion websites across the country.
“We are very excited about the purchase of WE Fest,” said Dhruv Prasad, Executive Vice President, Live Events for Townsquare Media. “The addition of WE Fest to our portfolio of music festivals positions Townsquare Media as one of the leading country music festival owners in the United States. We look forward to continuing to grow the audience at WE Fest, along with the operating leadership team of the festival, including Bob Bliss, John Gourley, and Mark Schultz, who will be joining Townsquare.”

Rand Levy, owner of WE Fest, commented, “I am happy to deliver WE Fest to a company that shares my vision, and which will continue to operate WE Fest in concert with its leading event, broadcast radio, and digital assets focused on country music. It is the perfect way for this event to continue to thrive, and I am excited about WE Fest’s future.”

The consideration delivered at closing consisted of approximately $21.5 million in cash, net of adjustments, and 100,000 Townsquare Media Class A common shares. Cash consideration was satisfied from cash on hand, a $10 million draw-down on Townsquare Media’s revolving credit facility and a working capital adjustment of approximately $3.7 million.

Further information related to WE Fest’s 2015 event, taking place August 6th - 8th and featuring Blake Shelton, Miranda Lambert, Rascal Flatts, Dierks Bentley, Hank Williams Jr., and Jake Owen may be found at wefest.com.

About Townsquare Media, Inc.
Townsquare Media, Inc. is an integrated and diversified media and entertainment and digital marketing services company that owns and operates market leading radio stations, digital and social properties and live events in small and mid-sized markets across the United States, delivering national scale and expertise to the communities it serves on a local level. The Company owns and operates 311 radio stations, over 325 search engine and mobile-optimized local websites and approximately 500 live events in 66 small and mid-sized U.S. markets, making Townsquare Media the third largest owner of radio stations in the United States by number of radio stations owned. The Company supplements its local offerings with the nationwide reach of our owned, operated and affiliated music and entertainment websites, which, on a combined basis, attracted approximately 78 million U.S. based unique visitors in June 2014 as well as certain large scale live events. For more information, please visit www.townsquaremedia.com.

Media Contact:
Carolyn Chauncey
203.413.1460
Carolyn.chauncey@townsquaremedia.com